Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UDEMY, INC.

Gregg Coccari hereby certifies that:

ONE: The original name of this company is Udemy, Inc. and the date of filing of the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was January 20, 2010.

TWO: He is the duly elected and acting Chief Executive Officer of Udemy, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is Udemy, Inc. (the “Corporation” or the “Company”).

II.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The total number of shares of stock that the Corporation shall have authority to issue is 236,348,646, consisting of (i) 150,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), and (ii) 86,348,646 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”).

B. 8,483,166 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), 15,295,184 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), 22,956,103 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), 16,198,348 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), 16,702,584 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”), 2,569,043 of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”), and 4,144,218 of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred” and collectively with the Series A Preferred, the Series A-1 Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series E Preferred, the “Series Preferred”).

C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and Preferred Stock are as follows:

1. DIVIDEND RIGHTS.

(a) The Corporation shall not declare, pay or set apart for payment any other dividend or make any other distribution on the Common Stock (other than dividends payable in Common Stock on shares of Common Stock) unless the holders of the Series Preferred shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Preferred in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Preferred as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series Preferred determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price (as defined below) of the applicable series of Series Preferred; provided, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series Preferred pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series Preferred dividend. For purposes of this Restated Certificate, the “Series A Original Issue Price” shall mean $0.24165 per share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Series A-1 Original Issue Price” shall mean $0.19600 per share of Series A-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Series B Original Issue Price” shall mean $0.53628 per share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Series C Original Issue Price” shall mean $1.97551 per share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Series D Original Issue Price” shall mean $6.2177 per share of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Series E Original Issue Price” shall mean $15.57 per share of Series E Preferred, and the “Series F Original Issue Price” shall mean $24.13 per share of Series F Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), and the Series A Original Issue Price, the Series A-1 Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, the Series D Original Issue Price, the Series E Original Issue Price, and the Series F Original Issue Price may each be referred to herein as an “Original Issue Price.”

(b) Subject to Section 1(a), the holders of Common Stock and Series Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors, to be distributed in proportion to such holders as if all shares of Series Preferred had been converted into Common Stock at the then-effective Series Preferred Conversion Rate for each such share of Series Preferred.

2. VOTING RIGHTS.

(a) General Rights. The holders of Common Stock shall be entitled to one vote for each share thereof held. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Except as otherwise provided herein or as required by law, there shall be no series voting.

(b) Separate Vote of Series Preferred. So long as any shares of Series Preferred are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation (this “Restated Certificate”)) the written consent or affirmative vote of the holders of at least sixty-five percent (65%) of the then outstanding shares of Series Preferred, voting together as a single class on an as-converted basis (collectively, the “Requisite Holders”):

(i) Redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s debt or equity securities, excluding (A) repurchases of equity securities from an employee, consultant or director of the Company upon termination of such person’s employment, consultancy or directorship with the Company and (B) redemptions of Preferred Stock as set forth in herein;

(ii) Declare or pay, directly or indirectly, any dividends or make any distributions upon any shares of Common Stock or Preferred Stock;

(iii) Authorize, create, designate or issue, whether by reclassification or otherwise, any new or additional class or series of capital stock (or any other securities convertible into equity securities of the Corporation) ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, conversion, voting or dividend rights;

(iv) Increase the authorized number of shares of Series Preferred or increase the authorized or designated number of any new or additional class or series of capital stock;

(v) Amend, alter, or repeal any provision of the Restated Certificate or the Bylaws of the Corporation (including any filing of a Certificate of Designation), whether by merger, consolidation or otherwise;

(vi) Undertake or enter into a Liquidation Event, Asset Sale or Acquisition (each as defined in Section 3 or 4 hereof);

(vii) Voluntarily dissolve or liquidate the Corporation or recapitalize or reclassify any of the outstanding stock of the Corporation;

(viii) Increase the number of shares of Common Stock reserved for issuance pursuant to the Company’s 2010 Equity Incentive Plan, or establish any new employee stock option plan, employee stock purchase plan, employee restricted stock plan or other similar stock plan;

(ix) Create, or authorize the creation of, or issue, or authorize the issuance of, any debt security or other indebtedness for borrowed money in excess of $8,000,000 in the aggregate;

(x) Enter into (directly or indirectly) any transaction with any officer or director of the Company, any of their respective immediate family members or any entity that such persons control, other than transactions approved by the Board, including at least two (2) Preferred Directors;

(xi) Enter into (directly or indirectly) any exclusive outbound license, distribution or partnership agreement pursuant to which the Company licenses its intellectual property, technology or other proprietary rights (including without limitation, any software and design documentation) on an exclusive basis to any third party, unless approved by the Board, including at least two (2) Preferred Directors;

(xii) Increase or reduce the size of the Board;

(xiii) Materially alter or modify the Company’s primary line of business, unless approved by the Board, including at least two (2) Preferred Directors;

(xiv) Enter into (directly or indirectly) the ownership, management or operation of any business other than the business anticipated to be conducted by the Company as of the date of the Closing, unless approved by the Board, including at least two (2) Preferred Directors;

(xv) Amend, alter or modify the preferences, privileges or rights of any Series Preferred;

(xvi) Undertake or enter into any acquisition of or investment in another entity by the Corporation with a value in excess of $8,000,000 that is not included in an annual budget approved by the Board, including at least two (2) Preferred Directors; or

(xvii) Undertake or enter into any material change in the compensation of employees who are Subject Holders (as that term is defined in that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the parties named therein dated on or about the Series F Original Issue Date) other than changes as approved by the Board, including at least two (2) Preferred Directors.

(c) Election of Board of Directors.

(i) For so long as any shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series A Preferred, voting exclusively and as a separate class on an as-converted basis, shall be entitled to elect one (1) members of the Board (the “Series A Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(ii) For so long as any shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series B Preferred, voting exclusively and as a separate class on an as-converted basis, shall be entitled to elect two (2) members of the Board (the “Series B Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(iii) For so long as any shares of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series C Preferred, voting exclusively and as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the Board (the “Series C Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(iv) For so long as any shares of Series D Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of Series D Preferred, voting exclusively and as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the Board (the “Series D Director” and together with the Series B Directors and the Series C Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(v) The holders of shares of Common Stock shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such director and to fill any vacancy caused by the resignation, death or removal of any such director.

(vi) If the holders of shares of Series A Preferred fail to elect a director to fill the directorship for which they are entitled to elect, voting exclusively and as a separate class, pursuant to clause (i) of this Section 2(c), then such directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

(vii) If the holders of shares of Series B Preferred fail to elect a director to fill the directorship for which they are entitled to elect, voting exclusively and as a separate class, pursuant to clause (ii) of this Section 2(c), then such directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

(viii) If the holders of shares of Series C Preferred fail to elect a director to fill the directorship for which they are entitled to elect, voting exclusively and as a separate class, pursuant to clause (iii) of this Section 2(c), then such directorship not so filled shall remain vacant until such time as the holders of the Series C Preferred elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

(ix) If the holders of shares of Series D Preferred fail to elect a director to fill the directorship for which they are entitled to elect, voting exclusively and as a separate class, pursuant to clause (iv) of this Section 2(c), then such directorship not so filled shall remain vacant until such time as the holders of the Series D Preferred elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

(x) The holders of Common Stock and Series Preferred, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3. LIQUIDATION RIGHTS.

Upon any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”), whether voluntary or involuntary, any amounts or assets of the Corporation (or the consideration received in such transaction) legally available for distribution to holders of the Corporation’s capital stock of all classes shall be paid as follows:

(a) First, the holders of the shares of Series Preferred shall be entitled, before any distribution or payment is made upon any Common Stock, to be paid (i) an amount per share of Series A Preferred equal to the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus any dividends declared but unpaid on the Series A Preferred for each share of Series A Preferred held by them (the “Series A Liquidation Preference”), (ii) an amount per share of Series A-1 Preferred equal to the Series A-1 Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus any dividends declared but unpaid on the Series A-1 Preferred for each share of Series A-1 Preferred held by them (the “Series A-1 Liquidation Preference”), (iii) an amount per share of Series B Preferred equal to the Series B Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus any dividends declared but unpaid on the Series B Preferred for each share of Series B Preferred held by them (the “Series B Liquidation Preference”), (iv) an amount per share of Series C Preferred equal to the Series C Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus any dividends declared but unpaid on the Series C Preferred for each share of Series C Preferred held by them (the “Series C Liquidation Preference”), (v) an amount per share of Series D Preferred equal to the Series D Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus any dividends declared but unpaid on the Series D Preferred for each share of Series D Preferred held by them (the “Series D Liquidation Preference”), (vi) an amount per share of Series E Preferred equal to the Series E Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus any dividends declared but unpaid on the Series E Preferred for each share of Series E Preferred held by them (the “Series E Liquidation Preference”), and (vii) an amount per share of Series F Preferred equal to the Series F Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), plus any dividends declared but unpaid on the Series F Preferred for each share of Series F Preferred held by them (the “Series F Liquidation Preference” and collectively with the Series

A Liquidation Preference, the Series A-1 Liquidation Preference, the Series B Liquidation Preference, the Series C Liquidation Preference, the Series D Liquidation Preference, and the Series E Liquidation Preference, the “Series Preferred Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series Preferred of the Series Preferred Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3(a) if the entire Series Preferred Liquidation Preference were paid in full.

(b) Second, after the payment of the full Series Preferred Liquidation Preference pursuant to Section 3(a) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Sale), if any, shall be distributed ratably to the holders of the Common Stock.

(c) Notwithstanding anything to the contrary in this Restated Certificate, upon any Liquidation Event (including an Acquisition or Asset Sale, each as defined below) each holder of Series Preferred shall be entitled to receive, for each share of each series of Series Preferred then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a) (without giving effect to this Section 3(c)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Sale, giving effect to this Section 3(c) with respect to all series of Preferred Stock simultaneously.

4. ACQUISITION OR ASSET SALE RIGHTS.

(a) For the purposes of this Restated Certificate: (i) “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided, that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; (ii) “Asset Sale” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; and (iii) any such Acquisition or Asset Sale shall be deemed a Liquidation Event and the provisions of Section 3 above shall apply, unless the Requisite Holders elect otherwise by delivery of written notice to the Corporation prior to such event.

(b) In any Acquisition or Asset Sale, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(c) In the event of an Acquisition or Asset Sale, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement for such transaction shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 as if the Initial Consideration were the only consideration payable in connection with such Liquidation and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5. CONVERSION RIGHTS. The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of the Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price by the applicable “Series Preferred Conversion Price” then in effect, calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for the Series Preferred shall initially be the applicable Original Issue Price of the applicable series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared but unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date the first share of Series F Preferred was issued (the “Series F Original Issue Date”) the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the applicable Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Series F Original Issue Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Series F Original Issue Date the Corporation pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Series Preferred Conversion Prices then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The applicable Series Preferred Conversion Price shall be adjusted to a price (rounded to the nearest one-hundredth of one cent) determined by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Series F Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Sale as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Series F Original Issue Date the Corporation issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than any then effective Series Preferred Conversion Price (each a “Qualifying Dilutive Issuance”), then and in each such case, such then effective Series Preferred Conversion Price, with respect to such Qualifying Dilutive Issuance applicable to a series of Series Preferred, shall be reduced, as applicable, as of the opening of business on the date of such issue or sale, to a price (rounded to the nearest one-hundredth of one cent) determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock outstanding, (y) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

Notwithstanding the provisions of this Section 5(h), (i) no adjustment to the Series A Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series A Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series A Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series A Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (ii) no adjustment to the Series A-1 Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series A-1 Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series A-1 Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series A-1 Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (iii) no adjustment to the Series B Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series B Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series B Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series B Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (iv) no adjustment to the Series C Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series C Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series C Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series C Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (v) no adjustment to the Series D Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series D Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series D Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series D Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (vi) no adjustment to the Series E Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series E Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series E Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series E Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, and (vii) no adjustment to the Series F Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on or before the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series F Preferred Conversion Price then in effect, the holders of at least 80% of the outstanding shares of the Series F Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series F Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale.

(ii) No adjustment shall be made to the applicable Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one-hundredth of one cent ($0.0001) per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of any series of the Series Preferred, and as required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Corporation), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Series F Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors, consultants or advisors at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Series F Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including the approval of at least two (2) Preferred Directors;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, including the approval of at least two (2) Preferred Directors;

(F) shares of Common Stock or Convertible Securities issued in connection with a Qualified Offering (as defined below);

(G) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Corporation; provided that the issuance of shares therein has been approved by the Board, including the approval of at least two (2) Preferred Directors; and

(H) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Corporation’s Board, including the approval of at least two (2) Preferred Directors.

References to Common Stock in the subsections of this clause (v) shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Corporation for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the applicable series of Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable series of Series Preferred so requesting at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the applicable series of Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Sale (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the Requisite Holders) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Sale, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Sale, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable then-effective Series Preferred Conversion Price, upon the earliest to occur of any of the following events: (A) at any time upon the affirmative election of each of the following: (1) the holders of at least 35% of the then outstanding shares of Series A Preferred and Series A-1 Preferred, voting together as a single class on an as-converted basis, (2) the holders of a majority of the then outstanding shares of Series A Preferred, voting as a separate class, (3) the holders of a majority of the then outstanding shares of Series B Preferred, voting as a separate class, (4) the holders of a majority of the then outstanding shares of Series C Preferred, voting as a separate class, (5) the holders of at least 60% of the then outstanding shares of Series D Preferred, voting as a separate class, (6) the holders of a majority of the then outstanding shares of Series E Preferred, voting as a separate class, and (7) the holders of at least 80% of the then outstanding shares of Series F Preferred, voting as a separate class; or (B) immediately upon the direct listing of shares of Common Stock on a nationally recognized exchange or the closing of a firmly underwritten public offering on a nationally recognized exchange pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of shares of Common Stock for the account of the Corporation in which the aggregate gross proceeds to the Corporation for such shares in such offering is at least $50,000,000 (each event, a “Qualified Offering”). Upon such automatic conversion, any declared but unpaid dividends with respect to the Series Preferred shall be paid in accordance with the provisions of Section 5(d).

(ii) [Reserved].

(iii) Upon the occurrence of the events specified in Section 5(k)(i) above, as applicable, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of the Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Series F Conversion Price Adjustment in connection with an Initial Public Offering. Notwithstanding anything in this Certificate of Incorporation to the contrary, in the event of the Corporation’s initial sale of its Common Stock in a firmly underwritten public offering pursuant to a registration statement under the Securities Act in which all of the Series F Preferred Stock are to be converted to Common Stock (an “IPO Preference Triggering Offering”), in which the actual initial offering price to the public (prior to any underwriting discounts) in such IPO Preference Triggering Offering (the “IPO Price”) is less than $24.13 (as adjusted for stock splits, stock dividends, reclassification and the like), then the Conversion Price for each share of Series F Preferred Stock shall be adjusted immediately prior to the conversion of the Series F Preferred Stock into Common Stock in connection with such IPO Preference Triggering Offering to a price equal to the IPO Price (as adjusted for stock splits, stock dividends, reclassification and the like). Notwithstanding the foregoing, no adjustment of the Conversion Price of the Series F Preferred Stock pursuant to this Section 5(l) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment. This Section 5(l) shall not be amended or waived without the written consent or affirmative vote of the holders of at least 80% of the outstanding shares of Series F Preferred Stock.

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(q) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full.

6. REDEMPTION.

(a) General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a price equal to the applicable Original Issue Price per share of applicable Preferred Stock, plus all declared but unpaid dividends thereon, as of the date of the Corporation’s receipt of the Redemption Request (the “Redemption Price”), in one installment commencing not more than 60 days after receipt by the Corporation at any time on or after the sixth anniversary of the Series F Original Issue Date, from the Requisite Holders of written notice requesting redemption of all shares of Preferred Stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of such installment shall be referred to as the “Redemption Date”. On the Redemption Date, the Corporation shall redeem all outstanding shares of Preferred Stock. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem from the holders of Preferred Stock (in proportion to the full amounts such holders would otherwise be entitled to receive pursuant to this Section 6(a)) the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b) Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than 40 days prior to the Redemption Date. The Redemption Notice shall state:

(i) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7. NO REISSUANCE OF SERIES PREFERRED.

No shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

8. APPLICABLE CALIFORNIA LAW.

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors, including the Preferred Directors, (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

V.

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation), by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification shall not be exclusive of any other right to indemnification provided by law or otherwise. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified. The right to indemnification and advancement of expenses on the condition specified herein conferred by this Article V shall be deemed a contract between the Corporation and each person referred to herein.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B. Except for any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, UDEMY, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 9th day of November, 2020.

UDEMY, INC.

By:	/s/ Gregg Coccari
Name:	Gregg Coccari
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

UDEMY, INC.

The undersigned, Ken Hirschman, hereby certifies that:

1. He is the Secretary of Udemy, Inc., a Delaware Corporation (the “Corporation”).

2. The text of the final paragraph of Section D.5.(h)(i) of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety as follows:

Notwithstanding the provisions of this Section 5(h), (i) no adjustment to the Series A Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on, before or after the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series A Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series A Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series A Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (ii) no adjustment to the Series A-1 Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on, before or after the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series A-1 Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series A-1 Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series A-1 Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (iii) no adjustment to the Series B Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on, before or after the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series B Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series B Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series B Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (iv) no adjustment to the Series C Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on, before or after the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series C Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series C Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series C Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (v) no adjustment to the Series D Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on, before or after the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series D Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series D Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series D Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, (vi) no adjustment to the Series E Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on, before or after the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series E Preferred Conversion Price then in effect, the holders of a majority of the outstanding shares of the Series E Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series E Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale, and (vii) no adjustment to the Series F Preferred Conversion Price shall be made pursuant to this Section 5(h) if, on, before or after the date of an issuance or sale, or deemed issuance or sale, of Additional Shares of Common Stock for an Effective Price less than the Series F Preferred Conversion Price then in effect, the holders of at least 80% of the outstanding shares of the Series F Preferred, voting or consenting as a separate class, waive the application of this Section 5(h) to the Series F Preferred Conversion Price in connection with any such issuance or sale, or deemed issuance or sale. Notwithstanding anything to the contrary herein, any waiver of any anti-dilution adjustments contemplated by this paragraph can be made retroactively with respect to the applicable Series Preferred Conversion Price regardless of when any such Qualifying Dilutive Issuance was made, including, for the avoidance of doubt, a Qualifying Dilutive Issuance that occurred prior to the Series F Original Issue Date.

3. The foregoing amendment was duly approved by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. The stockholders of the Corporation approved said amendment by written consent in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Ken Hirschman, its duly authorized Secretary, this 25th day of October, 2021.

UDEMY, INC.,
a Delaware corporation

By:	/s/ Ken Hirschman
Ken Hirschman
Secretary